AMENDMENT AND Acknowledgement OF TERMINATION OF

AMENDED AND RESTATED ADVISORY AGEEMENT

This AMENDMENT AND Acknowledgement OF TERMINATION OF AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”) is entered into as of March 1, 2012 by and among American Realty Capital Trust, Inc., a Maryland corporation (the “Company”), American Realty Capital Operating Partnership, L.P., a Delaware limited partnership (the “OP”) and American Realty Capital Advisors, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

A. WHEREAS, the parties hereto are party to that certain Amended and Restated Advisory Agreement, dated June 2, 2010 (the “Agreement”), pursuant to which the day-to-day business and affairs of the Company are managed by the Advisor.

B. WHEREAS, the Company is contemplating the internalization of its management, in connection with which the Company and the OP desire to terminate the Agreement, as a result of which the Company will become a self-administered and self-advised REIT.

C. WHEREAS, (i) pursuant to Section 17 of the Agreement, the parties hereto desire to amend the Agreement and (ii) pursuant to Section 16 of the Agreement, the Company and the OP desire to provide to the Advisor notice of termination of the Agreement.

AGREEMENT

In consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment of the Agreement.

(a) Section 1 of the Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:

““Extension Period” shall have the meaning set forth in Section 16.”

““Internalization Date” shall mean March 1, 2012.”

““Post-Internalization Period” shall mean the period following the Internalization Date through and including the Termination Date.”

““Termination Date” shall mean April 30, 2012.”

(b) Section 11(a)(ii) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(ii) Asset Management Fee. The Advisor or its Affiliates shall receive an asset management fee (the “Asset Management Fee”) in the form of a yearly fee equal to 1% of the contract purchase price of all the properties payable quarterly in advance, on January 1, April 1, July 1 and October 1 based on assets held by the OP on that date, adjusted for appropriate closing dates for individual property acquisitions; provided, however, that in respect of the Post-Internalization Period, the Company shall pay to the Advisor an Asset Management Fee in the amount of $3,600,000.00, together with any accrued but unpaid fees, on or prior to the Internalization Date, payable in cash, by wire transfer of immediately available funds to an account designated in writing by the Advisor; provided, further, however, that in respect of each Extension Period, the Company shall pay to the Advisor, in advance on or prior to the first day of each Extension Period, an additional Asset Management Fee in the amount of 0.083% of the contract purchase price of all the properties owned, directly or indirectly, by the Company or the OP, at the end of the immediately preceding month.”

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(c) Section 11 of the Agreement is hereby amended by inserting the following new clause (c):

“c. Post-Internalization Period and Extension Period Payments. The parties hereto agree that the amounts payable pursuant to Section 11(a)(ii) in respect of the Post-Internalization Period and any Extension Period are the only amounts payable by the Company or the OP pursuant to this Agreement following the Internalization Date and that neither the Advisor nor any of its Affiliates shall be entitled to any other fees or amounts that are otherwise payable by the Company or the OP pursuant to this Agreement following the Internalization Date; provided, however, this shall not prohibit the Advisor or its Affiliates from earning the subordinated incentive fee to the extent it is entitled to do so under the Charter.”

(d) Section 16 of the Agreement is hereby amended by adding the following text at the end thereof:

“Notwithstanding the foregoing, the parties hereto agree that the Company shall have the right, in its sole and absolute discretion, to extend the Termination Date for up to three (3) consecutive one-month periods (each such one-month period, an “Extension Period”) by providing prior written notice to the Advisor at least five (5) business days prior to the then applicable Termination Date.

2.	Notice of Termination of the Agreement. Pursuant to and in accordance with Section 16 of the Agreement, as amended hereby, the Company and the OP hereby provide to the Advisor notice of termination of the Agreement and the Advisor acknowledges receipt thereof. The parties hereto agree that, subject to Section 1(d) above, effective at 5:00 p.m., Eastern Time, on the Termination Date, with no further action necessary by any party, the Agreement shall automatically terminate in its entirety and be of no further force or effect.

3.	Miscellaneous.

(a) Limited Effect. Except as otherwise specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

(b) Entire Agreement. The Agreement and this Amendment supersede all prior agreements between the parties with respect to the subject matter thereof and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter thereof.

(c) Governing Law. This Agreement will be governed by the internal laws of the State of New York.

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(d) Construction. The parties have participated jointly in the drafting of this Amendment, and each party was represented by counsel in the negotiation of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

(e) Waiver of Legal Conflicts. Each of the parties hereto acknowledges and agrees that, at their request, Proskauer Rose LLP acted as counsel to all such parties in connection with this Amendment. Accordingly, each of the parties agrees to, and does, waive any conflict of interest which may be deemed to arise as the result of such representation and agrees not to seek to disqualify or otherwise prevent Proskauer Rose LLP from representing the other parties hereto (or any other clients of Proskauer Rose LLP) in any matters by reason of its work on, or representation of, such party in connection with this Amendment or its possession of confidential information relating to such party. Proskauer Rose LLP shall be entitled to rely upon this Section 4(d) as a third party beneficiary hereof.

(f) Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile which shall be deemed originals.

(g) Definitions. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

AMERICAN REALTY CAPITAL TRUST, INC.

By: /s/ William M. Kahane
Name: William M. Kahane
Title: President and Chief Executive Officer

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP, L.P.

By: AMERICAN REALTY CAPITAL TRUST, INC.,
Its general partner

By: /s/ William M. Kahane
Name: William M. Kahane
Title: President and Chief Executive Officer

AMERICAN REALTY CAPITAL ADVISORS, LLC

By: AR CAPITAL, LLC,
Its sole member

By: /s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Manager